English Translation
Exhibit 10.27
Lease Contract

Lessor (Party A):	Yunian Huang	ID Card No.:

	Qiulong Zhu	ID Card No.:

Lessee (Party B):	Hangzhou Sky Network Technologies Co., Ltd.
Pursuant to the provisions of the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, abiding by the principles of equality and free will and after negotiations, hereby enter into this Contract with respect to Party A leasing its own houses to Party B and Party B leasing the houses from Party A in order to define their respective rights and obligations.

Article 1	Party A warrants that the houses it leases to Party B hereunder comply with the relevant state regulations governing lease.

Article 2	Leased premises and purpose of lease
1.	Party A hereby leases to Party B for office purpose Rooms 1001 and 1002 (total construction area 3,111.88m2 but subject to the real property certificate) of Building B of the “United Tower” (Zijinhua Road to the west, Tianmushan Road to the south separated by the Yanshan River, China Netcom Office Building to the north separated by the Guihua Road, and Diyi Factory to the east) located at Laodongyue Village, Liuxia Town, Xihu District, Hangzhou (the “Premises”). The floor plan of the Premises is attached hereto.

Article 3	Lease term, rent and payment
1.	The lease term hereunder is two years beginning on Oct.1, 2009 and ending on Sept.30, 2011.

2.	The rent (including tax) is RMB2.342/square meter/day.

3.	The rent shall be settled in Renminbi once every half year. The initial payment of rent, which shall be made within one week after execution hereof, is RMB1,326,420.00 and is for the rent for the period from Oct.1, 2009 to March 31, 2010. Party B shall not use the Premises before making the initial payment. Party B shall pay the rent for the next half year at least one month before it begins and Party A shall within one week after receipt of such rent provide Party B with a formal lease invoice, unless any special circumstance renders it impossible to do so.

4.	Party B shall pay RMB186,700.00 (in words: Renminbi one hundred eighty-six thousand and seven hundred ONLY) on August 31, 2009 to Party A as the deposit which will be refunded to Party B without interest after the lease term hereunder expires or is terminated earlier, provided that Party B has settled all related fees and expenses. Party A shall give Party B an individual receipt for such deposit within three days after receipt thereof.

5.	Party B shall bear all the other related fees and expenses (e.g. property management fee, power fee, water fee, etc) incurred thereby during the lease term.

6.	If the state adjusts the tax rate on leased premises during the lease term hereunder, the rent shall also be accordingly adjusted.

Article 4	Repair and use of the Premises
1.	Party B shall reasonably use the Premises and its auxiliary facilities and shall immediately repair or pay compensation for any damage caused to the Premises or any of its auxiliary facilities by any improper use by Party B. If Party B plans to modify any internal weight-bearing structure or decoration of the Premises or set up any equipment which may have material impact on the structure of the Premises, Party B shall obtain prior written consent from Party A to the corresponding schemes, including design, scope, process, materials, etc, and permits from relevant government authorities before commencing construction. Unless otherwise agreed between both parties, after the expiration of the lease term or if the lease hereunder is terminated earlier due to any reason on the part of Party B, Party A shall have the right to choose to exercise any one of the following rights:
(1)	All the decorations attached to the Premises shall belong to Party A.

(2)	Demand Party B to remove decorations.

(3)	Charge Party B all the reasonable expenses actually incurred in removing decorations.

2.	During the lease term, Party A shall guarantee the safety and rentable status of the Premises and repair normal damage to or wear of the Premises. Party A is not responsible for repairing the decorations made by Party B. In addition, Party B shall accept Party A’s supervision over the safety and fire prevention of the Premises and duly conduct fire prevention work of the Premises .

Article 5	Transfer and sublease of the Premises
1.	During the lease term hereunder, Party A shall have the right to transfer the Premises. After such transfer, this Contract also applies to the new owner of the Premises and Party B.

2.	Without the prior written consent of Party A, Party B shall not sublease or sublet the Premises.

3.	If Party A plans to sell the Premises, it shall give Party B written notice of two months in advance and, under the same conditions, Party B shall have the right of first refusal.

Article 6	Modification, rescission and termination
1.	Both parties may modify or terminate this Contract through negotiation.

2.	Party B shall have the right to cancel this Contract if
(1)	Party A fails to deliver the Premises or the Premises delivered fails to meet the agreed conditions, thus materially affecting the use of the Premises; or

(2)	The quality of the Premises materially affects the use thereof.
3.	During the lease term hereunder, Party A shall have the right to cancel this Contract and repossess the Premises if Party B
(1)	Subleases or sublets the Premises without the prior written consent of Party A; or

(2)	Modifies the weight-bearing structure of the Premises without the prior written consent of Party A; or

(3)	Materially damages the Premises and fails to repair the damage within the reasonable period of time requested by Party A; or

(4)	Changes the use of Premises as agreed herein without the prior written consent of Party A; or

(5)	Uses the Premises to store any dangerous goods or carry out any illegal activity; or

(6)	Fails to pay various fees payable by Party B by the due time, which has caused any material damages to Party A; or

(7)	Fails to pay the rent for two months or longer.
4.	Upon expiration of the lease term hereunder, Party A shall have the right to repossess and Party B shall duly surrender the leased Premises. If Party B intends to continue the lease, it shall so notify Party A at least two months before the expiration of the lease term hereunder. If Party A intends to lease the Premises after the expiration of the lease term hereunder, Party B shall have the right of first refusal under the same conditions.

5.	This Contract will automatically terminate upon the expiration of the lease term hereunder.

6.	This Contract will terminate if its performance is rendered impossible by any force majeure event and in such a case Party A shall refund the rent previously charged for the period for which the Premises is not leased.

Article 7	Acceptance inspection of delivery and surrender of the Premises
1.	Party A shall guarantee that the leased Premises and its auxiliary facilities and equipment are in normal and usable conditions.

2.	Both parties shall participate in acceptance inspection and raise dispute (if any) over hardware facilities and equipment (including decorations, utensils etc) on the spot. If it is difficult to make testing and determination on the spot, either party shall raise such dispute within 10 days and Party A shall actively cooperate with Party B in correcting problems as soon as possible.

3.	After the expiration of the lease term hereunder, Party B shall surrender the Premises and its auxiliary facilities and equipment to Party A.

4.	Party B shall surrender the Premises and its auxiliary facilities and equipment to Party A in a good condition, not leave any articles in or affect the normal use of the

Premises. Party A is entitled to dispose of any articles that are left without Party A’s consent.

Article 8	Party A’s defaulting liabilities
1.	If Party A fails to provide the Premises as agreed herein, it shall pay to Party B 50% of the two years’ total rent hereunder as the liquidated damages and at the same time, Party B shall have the right to unilaterally cancel this Contract and demand Party A to refund any and all the fees and expenses (including but not limited to rent, deposit, etc) previously paid by Party B to Party A.

2.	During the performance hereof, for every day past the due time for delivery of the Premises, Party A, it shall exempt Party B of the rent for the day in question and pay Party B two day’s rent as the liquidated damages. If Party A fails to deliver the Premises for more than one month after the due time, it shall be regarded as unable to provide the Premises as agreed herein, unless not due to any reason on the part of Party A.

3.	If Party A defaults, Party B shall have the right to choose to request specific performance or rescission of hereof and at the same time Party A shall pay to Party B 50% of the two years’ total rent hereunder as the liquidated damages. If Party B chooses to cancel this Contract, Party A, in addition to pay the above-said liquidated damages, shall also refund the rent for the unused period of the lease term and the deposit and compensate Party B for any and all the economic losses sustained thereby (including but not limited to direct or indirect economic losses, e.g. decoration and renovation fees, relocation fees, etc).

Article 9	Party B’s defaulting liabilities
1.	During the lease term hereunder, Party A shall have the right to terminate this Contract and repossess the Premises and Party B shall pay to Party A 50% of the total rent for two years hereunder as the liquidated damages and, if such liquidated damages are insufficient to cover the losses suffered by Party A, compensate Party A for the difference, if Party B
(1)	Subleases or sublets the Premises to any third party without the prior written consent from Party A; or

(2)	Modifies the weight-bearing structure without the prior written consent of Party A or causes material damage to the Premises; or

(3)	Changes the use of the Premises as agreed herein or carries out any illegal activity in the Premises; or

(4)	Fails to pay the rent for two months or longer.
2.	During the lease term hereunder, if Party B fails to pay any fee by the due time, it shall pay to Party A 1% of the overdue fee as the late fee for every day after the due time.

3.	During the lease term hereunder, if Party B surrenders the Premises earlier without the prior consent of Party A, Party B shall pay to Party A 50% of the total rent for two years hereunder as the liquidated damages. If such liquidated damages are insufficient to cover the losses sustained by Party A as a result of such earlier termination, Party B shall be responsible for compensating Party A for the difference.

4.	If Party B fails to pay any rent by the due time, for every day after the due time, it shall pay two days’ rent to Party A as the late fee.

5.	Upon the expiration of the lease term hereunder, Party B shall surrender the Premises by the specified time, failing which Party B shall pay to Party A a late fee equal to twice the original daily rent for every day after the specified time and shall be responsible for compensating Party A for all the losses sustained by Party A as a result of such past due surrender.

Article 10	Exemption of liabilities
1.	Neither party shall be responsible to the other party for inability to continue performance hereof or any loss caused by any force majeure event.

2.	Neither party shall be responsible to the other party for any loss as a result of demolishing or reconstructing the Premises due to the state policy.

3.	If this Contract is terminated due to any of the above reasons, the rent shall be calculated on the basis of the actual number of days of use. Party A shall pay the surplus to and claim the difference from Party B.

4.	For the purposes hereof, force majeure refers to “any objective circumstance that is unforeseeable, unavoidable and insurmountable”.

Article 11	Dispute resolution
Any dispute arising out of or in connection with this Contract shall be resolved by both parties through friendly negotiation or submitted for mediation. In case neither negotiation nor mediation resolves the dispute, it shall be resolved by the means as set forth in Paragraph 1 below (only choose one means):
1.	by submitting the dispute to Hangzhou Arbitration Commission for arbitration.

2.	By bringing a lawsuit before the people’s court of competent jurisdiction in accordance with law.\.

Article 12	Other matters agreed
1.	Party A hereby agrees that a rent-free period for decoration granted to Party B hereunder begins on Sept.1, 2009 and ends on Sept.31, 2009 and that the rent will be accrued on and after Oct.1, 2009.

2.	During the lease term hereunder, if Party A duly and legally obtains the real property right certificate, land use certificate and title deed and successfully enters into with Party B the purchase and sale contract for the Premises and upon the transfer of such property right certificate, land use certificate and title deed to Party B, this Contract will be automatically terminated. The expenses incurred during the time prior to such termination will be settled according to the actual use.

3.	Party A shall provide Party B all the documents necessary for Party B to obtain relevant certificates (including the business license).

4.	Party A hereby agrees that Party B may remove the suspended ceilings and door walls during decoration and that, after the expiration hereof, all the decorations shall be removed at the request of Party A, except that the suspended ceilings may not be restored.

5.	It is agreed by both parties that Party A shall deliver the Premises together with the keys to Party B on August 31, 2009 and complete all the relevant settlement formalities for relevant fees on the same day.
Article 13 This Contract will take effect upon signing or stamping by both parties. This Contract and its attachments are made in duplicate, one copy for each of Party A and Party B. Both copies have the same legal force and effect.

Lessor:	Yunian Huang, Qiulong Zhu	Lessee:	Hangzhou Sky Network Technologies Co., Ltd.

[seal: Hangzhou Sky Network Technologies Co., Ltd.]

Representatives:	/s/ Huang Yunian,	Representative:

/s/ Zhu Qiulong

Date: August 31, 2009		Date:

0055-230055-1004-0002
Supplementary Agreement

Lessor (Party A):	Yunian Huang	ID Card No.:

	Qiulong Zhu	ID Card No.:

Lessee (Party B):	Hangzhou Sky Network Technology Co., Ltd.
WHEREAS, Party A and Party B have entered into the Lease Main Contract on August 31, 2009 and Party A agrees to lease to Party B for office purpose Room#1001 and 1002 of Building B of the “United Tower” located at No. 2 Zijinhua Road, Hangzhou, and, considering the long-term cooperation between both parties, Party A and Party B hereby make the following amendments to the above-mentioned Lease Main Contract:
1)	Article 3 of the Main Contract: Lease term, rent and payment

The original text “The lease term hereunder is two years beginning on Oct.1, 2009 and ending on Sept.30, 2011.” is hereby modified as “The lease term will begin on Oct.1, 2009 and end on May 14, 2012.”

2)	Article 5 of the Main Contract: Transfer and sublease of the Premises. The original text “Without the prior written consent of Party A, Party B shall not sublease or sublet the Premises.” is hereby modified as “Without the prior written consent of Party A, Party B shall not sublease or sublet the Premises to any third party except any of Party B’s affiliates (an “affiliate” is another subsidiary of Party B’s parent company), provided that Party B produces the photocopy of the business license of the affiliate, the photocopy of the affiliation certificate, etc.”
This Supplementary Agreement shall become effective upon signing and stamping by both parties and is made in quadruplicate, two copies for each of Party A and Party B. All these four copies have the same legal force and effect.

Lessor:	Yunian Huang, Qiulong Zhu	Lessee:	Hangzhou Sky Network Technologies Co., Ltd.

[seal: Hangzhou Sky Network Technologies Co., Ltd.]

Representatives:	/s/ Huang Yunian,	Representative:

/s/ Zhu Qiulong

Date:		Date: